EXHIBIT 99.1

Contact:	Scott Humphrey
Interim Chief Financial Officer
(205) 942-4292

HIBBETT ANNOUNCES DEPARTURE OF CATHY PRYOR AS SVP OPERATIONS
AND THE PROMOTION OF BEN KNIGHTEN TO SVP OPERATIONS

BIRMINGHAM, Ala. (March 12, 2020) - Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, announced the departure of Cathy Pryor as Senior Vice President of Operations and the promotion of Benjamin Knighten to Senior Vice President of Operations.
Mike Longo, President and Chief Executive Officer, stated, "Ben Knighten is a proven leader in multiple companies and multiple industries. We look forward to Ben leading his new team to success in delivering on our commitment to a premium consumer experience."
Mr. Longo further continued, "Cathy has decided to pursue other interests. We appreciate her 32 years of service and her contributions to the success of the company."
Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.

END OF EXHIBIT 99.1